UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2015

PDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24249	22-2919486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ 07054

(Address of principal executive offices and zip code)

(862) 207-7800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 30, 2015, PDI, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Publicis Touchpoint Solutions, Inc., an indirect wholly owned subsidiary of Publicis Groupe S.A. (the “Buyer”), pursuant to which the Company will sell to the Buyer substantially all of the assets, the goodwill and ongoing business comprising the Company’s Commercial Services segment (the “Commercial Services Business”) and the Buyer will assume certain specified liabilities, upon the terms and subject to the conditions of the Asset Purchase Agreement (the “Transaction”).  The Company has determined that the Transaction constitutes the sale of substantially all of the property and assets of the Company under Delaware law.

The Buyer will pay to the Company (i) $25,467,182 in cash (the “Base Cash Payment”), plus (ii) up to $7.1 million (the “Contingent Downpayment”) upon the occurrence of certain events specified in the Asset Purchase Agreement (the “Triggering Event”).  The Company is also entitled to receive an earn-out payment equal to one-third of the 2016 revenues generated by the Commercial Services Business under certain specified contracts and client relationships, less the amount paid to the Company at the closing of the Transaction (the “Earn-Out”).  If the determinations of the Triggering Event and the actual amount of the Contingent Downpayment are not agreed by the parties, then the determinations shall be made in good faith by the Buyer.

The Transaction and the Asset Purchase Agreement have been unanimously approved by the Board of Directors of the Company (the “Board”).

The Company has made customary representations and warranties in the Asset Purchase Agreement and has agreed to customary covenants, including covenants regarding the operation of the Commercial Services Business prior to the closing and covenants prohibiting the Company from soliciting, providing information or entering into discussions concerning any alternative proposal to the Transaction (“No Shop”), except in limited circumstances relating to unsolicited proposals that constitute or are likely to result in a superior proposal.

In addition, the Asset Purchase Agreement requires the Company to indemnify the Buyer for damages resulting from or arising out of any inaccuracy or breach of any representation, warranty or covenant of the Company in the Asset Purchase Agreement, any and all liabilities of the Company not assumed by the Buyer in the Transaction and for certain other matters.  The Company’s indemnification obligations generally survive for 18 months following the closing.  The Company’s maximum aggregate liability for indemnification claims for any such inaccuracies or breaches is generally limited to 25% of the purchase price paid or due and payable by the Buyer pursuant to the Asset Purchase Agreement.

In connection with the closing of the Transaction, the Company will enter into a transition services agreement with the Buyer, pursuant to which the Company will provide certain services to the Buyer for up to six months following the closing, and a restrictive covenant agreement with the Buyer, pursuant to which, among other things, the Company will be prohibited from competing with the Commercial Services Business until December 31, 2020.

The consummation of the Transaction is subject to certain conditions, including (i) approval by the Company’s stockholders at a special meeting to approve the Transaction (the “Special Meeting”), (ii) the release of liens on the assets to be transferred by certain creditors of the Company, (iii) receipt of certain third party consents and the continued relationships with certain clients and (iv) certain other customary closing conditions.

The Asset Purchase Agreement may be terminated under certain circumstances, including by either party if the closing of the Transaction does not occur by January 31, 2016 or under certain circumstances involving a breach of the Asset Purchase Agreement.  The Company is required to pay the Buyer a termination fee equal to 3.5% of the Base Cash Payment plus the Contingent Downpayment, if any, and reimbursement of the Buyer’s expenses if the Buyer terminates the Asset Purchase Agreement under certain circumstances, including if (i) the Board withdraws or modifies or changes its recommendation that the Company’s stockholders approve the Transaction, (ii) the Company breaches its No Shop covenant or fails to obtain a consent and release of liens over the Commercial Services Business assets, or (iii) the Company does not obtain stockholder approval of the Transaction and consummates an alternative transaction within six months after the termination of the Asset Purchase Agreement.

The representations and warranties of the Company contained in the Asset Purchase Agreement and the assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that the Company delivered in connection with the execution of the Asset Purchase Agreement.  In addition, certain representations and warranties may not be accurate or complete because they are subject to a contractual standard of materiality different from what might be viewed as material to stockholders and because they were used for the purpose of allocating risk between the parties rather than establishing matters as facts.  Accordingly, the representations and warranties should not be viewed as being made by the Company to investors and stockholders, and investors and stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

In connection with the entry into the Asset Purchase Agreement, certain stockholders of the Company entered into voting agreements with the Buyer pursuant to which they agreed to vote certain shares of the Company’s common stock representing approximately 46% in the aggregate of the voting power of the Company’s common stock for the approval of the Transaction, subject to certain exceptions, at the Special Meeting.

On October 28, 2015, Craig-Hallum Capital Group, the Company’s financial advisor, delivered its opinion to the Board as to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company. The Company will provide a detailed discussion of this fairness opinion in the proxy statement that the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) in advance of the Special Meeting.

The foregoing description of the Asset Purchase Agreement is not complete and is subject to and qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Stockholder Approval and Proxy Statement

The Transaction pursuant to the Asset Purchase Agreement is subject to stockholder approval.  The Company intends to file a proxy statement with respect to the Special Meeting.

Additional Information About the Transaction and Where to Find it

The Company intends to file with the SEC a proxy statement and other relevant materials with respect to the Special Meeting.  The proxy statement will be mailed to the stockholders of the Company.  Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Company, the Buyer and the Transaction.  The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by the Company by directing such requests to PDI, Inc., Attention: Chief Financial Officer, Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, NJ 07054, telephone number (800) 242-7494.  Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction.  Information about the directors and executive officers, including their interests in the transaction, will be included in the Company’s proxy statement relating to the Transaction when it becomes available.

Safe Harbor for Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Transaction pursuant to the Asset Purchase Agreement, the possibility of obtaining the Contingent Downpayment and the Earn-Out, the possibility of obtaining stockholder or other approvals or consents for the transaction and the Company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual events or results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks and uncertainties relating to the likelihood of obtaining stockholder and other approvals or consents necessary to consummate the proposed Transaction, the satisfaction of certain other closing conditions specified in the Asset Purchase Agreement, the Company’s ability to successfully close the proposed Transaction and the timing of such closing and other risks detailed in the Company’s filings with the SEC, including those detailed in the Company’s Annual Report on Form 10-K, as updated by the Company’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov.  You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company does not intend, and disclaims any obligation, to update or revise any forward-looking information contained in this Current Report on Form 8-K or with respect to the matters described herein.

Item 8.01              Other Events.

On November 2, 2015, the Company and the Buyer issued a press release to announce their entry into the Asset Purchase Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of October 30, 2015, by and between Publicis Touchpoint Solutions, Inc. and PDI, Inc. *

99.1	Press Release issued by PDI, Inc. and Publicis Touchpoint Solutions, Inc. on November 2, 2015

*                                         Certain schedules and attachments referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and attachment will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.

By:	/s/ Graham G. Miao
Name: Graham G. Miao
Title: Chief Financial Officer

Date: November 2, 2015

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of October 30, 2015, by and between Publicis Touchpoint Solutions, Inc. and PDI, Inc. *
99.1	Press Release issued by PDI, Inc. and Publicis Touchpoint Solutions, Inc. on November 2, 2015

*                                         Certain schedules and attachments referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and attachment will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.